Exhibit 23.1


MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use, in the registration statement on Form SB2 of Toyzap.com, Inc, of our report dated August 14, 2007 on our audit of the financial statements of Toyzap.com, Inc as of June 30, 2007 and December 31, 2006, and the related statements of operations, stockholders' equity and cash flows for the six months ended June 30, 2007and from Inception on May 30, 2006 through December 31, 2006 and June 30, 2007 and for the periods then ended, and the reference to us under the caption "Experts."








/s/ Moore & Associates, Chartered
---------------------------------
Moore & Associates Chartered
Las Vegas, Nevada
October 16, 2007

















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                        (702)253-7499 Fax (702)253-7501
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